-11-
                         SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                  of 1934
                            (Amendment No.    )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           VARI-L COMPANY, INC.
             (Name of Registrant as Specified in Its Charter)


                            GORSUCH KIRGIS LLP
                 (Name of Person(s) Filing Proxy Statement
                       if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                           VARI-L COMPANY, INC.
                            4895 Peoria Street
                          Denver, Colorado 80239
                              (303) 371-1560

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD JUNE 19, 1998

TO THE SHAREHOLDERS OF VARI-L COMPANY, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Vari-L Company, Inc., a Colorado corporation, will be held at the Best Western Executive Hotel, 4411 Peoria Street, Denver, Colorado, on Friday, June 19, 1998 at 10:00 a.m. Mountain Daylight Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Haugen, Springer & Co. as the independent public accountants of the Company for the calendar year ending December 31, 1998; and

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     A Proxy Statement explaining the matters to be acted upon at the meeting is enclosed. Please read it carefully.

     Only holders of record of the $.01 par value Common Stock of the Company at the close of business on Wednesday, April 22, 1998, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The Proxies are being solicited by the Board of Directors of the Company.

     All Shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed envelope which requires no additional postage if mailed in the United States. The giving of a Proxy will not affect your right to vote in person if you attend the Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS
Denver, Colorado                        JOSEPH H. KISER
May 4, 1998                             CHAIRMAN OF THE BOARD AND SECRETARY


                           VARI-L COMPANY, INC.
                            4895 Peoria Street
                          Denver, Colorado 80239
                              (303) 371-1560
                      ------------------------------

                              PROXY STATEMENT
                      ------------------------------

                      ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD JUNE 19, 1998

                            GENERAL INFORMATION


     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Vari-L Company, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held at the Best Western Executive Hotel Denver, 4411 Peoria Street, Denver, Colorado, on Friday, June 19, 1998, at 10:00 a.m., Mountain Daylight Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's Shareholders on or about May 4, 1998.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving a later dated written revocation of Proxy to the Company, providing a later dated amended Proxy to the Company, or voting in person at the Meeting. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing this Proxy material to Shareholders, will be borne by the Company. It is anticipated that solicitations of Proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit Proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for the reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid Proxies will be voted in accordance therewith at the Meeting.


                   SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's $.01 par value common stock ("Common Stock"), and only Shareholders of record at the close of business on Wednesday, April 22, 1998, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 22, 1998, the Company had 5,343,968 shares of its Common Stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding Common Stock represented in person or by Proxy and entitled to vote will constitute a quorum at the Meeting.


                       SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's Common Stock owned beneficially, as of April 17, 1998, by any person who is known to the Company to be the beneficial owner of 5% or more of such Common Stock, and, in addition, by each Director and nominee for Director of the Company, by each Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons. For purposes of this disclosure, the amount of the Company's Common Stock beneficially owned is the aggregate number of shares of the Common Stock outstanding on such date plus an amount equal to the aggregate amount of Common Stock which could be issued upon the exercise of stock options within 60 days of such date by each individual.

                              Amount and Nature
                                of Beneficial
Name of Beneficial Owner          Ownership       Percent of Class

Joseph H. Kiser(1)                 743,480              13.2%
4895 Peoria Street
Denver, Colorado 80239

David G. Sherman(2)                432,280               7.6%
4895 Peoria Street
Denver, Colorado 80239

Sarah L. Booher(3)                  54,443               1.0%
4492 South Livonia Road
Livonia, New York 14487

David A. Lisowski(4)                10,100                *
4800 Dahlia
Denver, Colorado 80216

Anthony B. Petrelli                 4,500                 *
5680 S. Bellaire Ct.
Greenwood Village, Colorado 80121

Daniel J. Wilmot(5)                 44,000                *
4895 Peoria Street
Denver, Colorado 80239

Derek L. Bailey(6)                  26,000                *
4895 Peoria Street
Denver, Colorado 80239

Jon L. Clark(7)                     10,737                *
4895 Peoria Street
Denver, Colorado 80239

Forstmann-Leff Associates Inc.(8)  426,500               8.0%
FLA Asset Management Inc.
55 East 52nd Street
New York, New York 10055

All Directors and Executive       1,325,393             21.8%
Officers as a Group(9)
(8 Persons)

------------------------

(1) Includes 247,863 shares beneficially owned by Mr. Kiser as the result of certain trust arrangements. Also includes options to purchase 250,000 shares.
(2)  Includes options to purchase 326,250 shares.
(3) Includes 19,920 shares held by Ms. Booher pursuant to trust arrangements. Also includes options to purchase 17,000 shares. Does not include an additional 4,230 shares held by her husband, Robert Booher, for which shares she has disclaimed beneficial ownership.
(4)  Includes options to purchase 7,500 shares.
(5)  Consists of options to purchase 44,000 shares.
(6)  Consists of options to purchase 26,000 shares.
(7)  Includes options to purchase 2,994 shares.
(8)  Includes shares owned by FLA Advisers L.L.C.
(9)  Includes options to purchase 726,744 shares.

*Less than one percent.


                           ELECTION OF DIRECTORS

     The Board of Directors recommends the election as Directors of the five (5) nominees listed below. The Board's recommendation as nominees includes all of the Directors elected at the last annual meeting of Shareholders, except Anthony B. Petrelli who was elected to the Board on October 17, 1997. The five nominees, if elected, will hold office until the next annual meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. IT IS INTENDED THAT SHARES REPRESENTED BY PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS A CONTRARY DIRECTION IS INDICATED. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company currently held by him, and the period during which he has served as a Director:


                         All Positions and
                            Offices Held        Period Served as
Name              Age     With the Company  Director of the Company

Joseph H. Kiser    60    Chairman, Chief           Since 1965
                         Scientific Officer,
                         Secretary and Director

David G. Sherman   53    President, Chief          Since 1991
                         Executive Officer
                         and Director

Sarah L. Booher    56    Director                  Since 1994

David A. Lisowski  47    Director                  Since 1996

Anthony B. Petrelli45    Director                  Since 1997

     None of the nominees hold directorships in any other company having a class of securities registered under the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940, as amended.


                   MEETINGS AND COMMITTEES OF THE BOARD

     The Company's Audit Committee oversees the accounting controls for the Company. During the last fiscal year the Committee was comprised of David G. Sherman, Sarah L. Booher and David A. Lisowski. This Committee held one meeting during the last calendar year and one other meeting was conducted by unanimous written consent of the members of the Committee.

     The Company also has a Compensation Committee, which Committee makes recommendations on executive compensation and selects those persons eligible to receive grants of options and appreciation rights under the Company's Tandem Stock Option and Stock Appreciation Rights Plan and grants of Common Stock under the Company's Stock Grant Plan. The Committee is composed of two of the outside directors, Sarah L. Booher and David A. Lisowski. The Committee held three meetings during the last calendar year and two other meetings were conducted by unanimous written consent of the members of the Committee.

     The Board of Directors met in person five times during the last calendar year and three other meetings were conducted by unanimous written consent of the Directors. There were no incumbent Directors who during the last fiscal year attended fewer than 75% of the aggregate of all meetings of the Board and of all committees of the Board on which he or she serves.


              DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below are the names of all Directors and Executive Officers of the Company, their ages, all positions and offices held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during the last five years:

     JOSEPH H. KISER. Mr. Kiser, age 60, currently serves as Chairman of the Board, Chief Scientific Officer, Secretary and as a Director of the Company. He has been employed by the Company since 1954 in various capacities including President, C.E.O. and Vice President of Engineering. In 1992, Mr. Kiser stepped down from his position as President of the Company in order to concentrate his efforts on engineering and new product development. Mr. Kiser, whose father founded the Company in 1953, has been largely responsible for many of the technological successes and innovations of the Company for the past 39 years. The Company believes that Mr. Kiser's direction of the Company's engineering efforts ensures that the Company will continue to aggressively pursue meaningful and valuable research and development projects, including but not limited to the development and the continuous improvement of its new commercial, high volume, standardized products. Since Alwin Branson's resignation as Vice President-Operations of the Company in December 1996, Mr. Kiser has also been primarily responsible for the Company's production of its rapidly expanding and highly successfully commercial product line. Mr. Kiser earned a BSEE degree in Electrical Engineering from Cooper Union in 1967. Mr. Kiser is the brother of Sarah L. Booher, a Director of the Company.

     DAVID G. SHERMAN. Mr. Sherman, age 53, was elected as President and Chief Executive Officer in June 1992, and has been a Director of the Company since 1991. Mr. Sherman has 29 years of experience in financial and operations management and has been continuously employed by the Company since 1987 in various capacities, including Controller, Vice President-Finance, Treasurer and Assistant Secretary. Mr. Sherman was also previously employed by the Company from 1977 to 1979 as Controller. In the past five years, Mr. Sherman has led the Company through a series of successful private and public stock offerings, new bank financings, a highly successful expansion into the commercial marketplace and the equally successful development of international markets for both commercial and military products. Prior to his employment with the Company, Mr. Sherman's employment included executive and managerial positions with Mincomp Corporation, Englewood, Colorado, Linc Drilling, Denver, Colorado, Petro-Silver, Inc., Denver, Colorado, Prairie Drilling Company, Casper, Wyoming, Electro Medical Systems, Englewood, Colorado, Jefferson County Mental Health Center, Lakewood, Colorado and Clifton Gunderson & Company, Boulder, Colorado. Mr. Sherman attended American University in Washington, DC where he received a BSBA in Accounting/Computer Science in 1968.

     SARAH L. BOOHER. Ms. Booher, age 56, was appointed as a Director of the Company on January 18, 1994. She has been a managing partner of Good Earth Farm, a horse breeding farm, since 1992. Ms. Booher was the Executive Director of the Park Ridge Foundation, a nonprofit health care foundation located in Rochester, New York, from February 15, 1988 until September 1, 1996. She remained as a consultant to the Foundation until August 30, 1997. After September 1, 1996, she became Vice President of PMA Associates of the Genesee Valley, Inc., a nonprofit strategic planning corporation, where she remains as consultant and Secretary/Treasurer. During 1996 and 1997, Ms. Booher served as President of the Genesee Chapter of the National Society of Fundraising Executives, a nonprofit organization. She received a BA degree from the University of Colorado in 1964. Ms. Booher is the sister of Joseph H. Kiser, an Executive Officer and Director of the Company.

     DAVID A. LISOWSKI. Mr. Lisowski, age 47, was elected as a Director on June 26, 1996. Mr. Lisowski is the President and a Director of The Denver Wholesale Florist Company, a national wholesale florist, for which he has been the General Manager and Chief Executive Officer since 1993. He was employed by Central Bank of Denver, N.A., a commercial bank in Colorado, and various affiliated banks from 1972 to 1992. His employment with Central Bank included serving as Senior Vice President of Commercial Lending in Southern Colorado as well as various other positions. Mr. Lisowski attended Metropolitan State College where he received a BS degree in Finance in 1988.

     ANTHONY B. PETRELLI. Mr. Petrelli, age 45, was elected as a Director on October 17, 1997. Mr. Petrelli has served as Senior Vice President of Investor Banking Services at Neidiger, Tucker, Bruner, Inc, an investment banking firm and registered broker-dealer in Denver, Colorado, since May of 1987. He also serves as a Director of Guardian Acceptance Corp., a consumer finance company in Denver, Colorado, for which he served as President from September 1996 until December 1997. Mr. Petrelli received a BS degree in Business in 1974 and an MBA in 1979 from the University of Colorado.

     DANIEL J. WILMOT. Mr. Wilmot, age 33, was elected Vice President of Engineering in November 1993. He joined the Company in August 1992 as Product Development PLL Design Engineer and was promoted to Director of Advanced Products/Development Engineer in 1993. Prior to coming to the Company, Mr. Wilmot was an RF Lead Engineer with Rockwell International where he worked in management, design, development, and cost management and containment for PLLs and VCOs, among other hybrid RF devices, since 1988. Mr. Wilmot earned a BSEE from the University of California in 1986 and an MSEE from California State University in 1991.

     DEREK L. BAILEY. Mr. Bailey, age 33, was elected Vice President of Sales in October 1995. He joined the Company in May 1994 as Eastern Regional Sales Manager and was promoted to National Sales Manager in October 1994. Mr. Bailey has been associated with the Company in various sales capacities since April 1990. Prior to joining the Company, he worked for CEtech Electronics Corporation in Annapolis Junction, Maryland as an RF/Microwave Sales Engineer from April 1990 to May 1994, selling the Company's and other products. Before that, Mr. Bailey held the positions of Engineer, RF Design Engineer and Project Engineer with Adams Russell - Microtel Division in Hunt Valley, Maryland, where he was involved with the design and development of covert intelligence surveillance receivers, since 1986. Mr. Bailey received his BSEET degree from the Ohio Institute of Technology in October 1985.

     JON L. CLARK. Mr. Clark, age 51, was elected Vice President of Finance and Treasurer of the Company in June 1996. In March 1998 Mr. Clark was appointed as the Company's Chief Financial Officer. He began working for the Company in May 1994 as the Controller, which position he held until his promotion to Vice President in June 1996. Prior to joining the Company, Mr. Clark was an Associate with RLK Associates from January 1991 to May 1994, a credit training and management consulting company.
Mr. Clark was Vice President of Commercial Lending with Colorado National Bank for 19 years prior to January 1991. He attended the University of Nebraska and the University of Colorado. He earned an advanced degree in bank management from the Southwestern Graduate School of Banking, Southern Methodist University in 1983.

     The Company's Executive Officers are elected by the Board of Directors at the first meeting after each annual meeting of Shareholders, and hold office until the next such meeting of Directors or their earlier resignation or removal.

     There is no arrangement or understanding between any such Director or Executive Officer and any other person or persons pursuant to which he or she was or is to be selected as a Director or Executive Officer nor is there any family relationship between or among any of the Company's Directors or Executive Officers, except that Joseph H. Kiser and Sarah L. Booher are brother and sister.


                          EXECUTIVE COMPENSATION

                        Summary Compensation Table

     The following table summarizes the compensation for the years ended December 31, 1997, 1996 and 1995 of the Company's Chief Executive Officer and next most-highly compensated Executive Officers whose salary and bonus exceeded $100,000:


                                        Annual Compensation

Other
Name and                                                      Annual
Principal Position   Year        Salary ($)     Bonus ($) Compensation($)

Joseph H. Kiser      1997        $255,513       $50,000      $87,346(1)
Chairman of the     1996         232,284        50,000      64,341(2)
Board, Chief        1995         221,223        15,000      34,266(4)
Scientific Officer

David G. Sherman
President and CEO   1997        $167,991       $50,000      $22,114(5)
                    1996         139,992        50,000(6)   50,910(7)
                    1995         133,326        15,000      14,840(8)

Alwin E. Branson
Former Executive
V.P. and COO        1997        $65,994(9)     $25,000      $2,550(10)
                    1996        133,326         50,000      51,474(11)
                    1995        133,326         15,000      22,483(12)
Daniel J. Wilmot
 Vice President of
Engineering         1997        $93,462        $25,025      $5,617(13)
                    1996         79,904         20,000       5,201(15)
                    1995         69,389          9,000       2,263(16)

Derek L. Bailey
Vice President
Sales and
Marketing           1997        $93,462        $21,879      $14,151(17)
                    1996         83,481         20,000        5,201(18)
                    1995         64,032          7,500       24,099(19)

                              Long Term Compensation
                                        Awards
                                                       Securities
                              Restricted               Underlying
                              Stock                    Options/
                              Award(s) ($)             SARs (#)


Joseph H. Kiser
Chairman of the                 -0-                   100,000
Board, Chief                    -0-                   150,000(3)
Scientific Officer              -0-                   100,000

David G. Sherman
President and CEO               -0-                   100,000
                                -0-                   200,000(3)
                                -0-                   100,000
Alwin E. Branson
Former Executive                -0-                   -0-
V.P. and COO                    -0-                   150,000(3)
                                -0-                   100,000

Daniel J. Wilmot
 Vice President of               -0-                   25,000
Engineering                     -0-                   45,000(14)
                                -0-                   20,000

Derek L. Bailey
Vice President                  -0-                   35,000
Sales and                       -0-                   40,000(20)
Marketing                       -0-                   15,000


(1) Includes payment of $42,754 for accrued vacation earned but not taken; an IRA contribution of $2,000; automobile benefit of $1,550; and tax reimbursement of $41,042.
(2) Includes payment of $13,308 for accrued vacation earned but not taken; an IRA contribution of $2,000; automobile benefit of $1,550; and tax reimbursement of $47,482.
(3)  Includes 100,000 options granted in June 1995 and repriced in October
     1996.
(4) Includes payment of $21,076 for accrued vacation earned but not taken; an IRA contribution of $2,000; automobile benefit of $1,550; and tax reimbursement of $9,640.
(5) Includes a deferred IRA contribution of $2,000; automobile benefit of $1,270; and a tax reimbursement of $18,844.
(6)  Payment of Mr. Sherman's 1996 bonus was deferred until fiscal 1997.
(7) Includes an IRA contribution of $2,000; automobile benefit of $1,270; and tax reimbursement of $47,640.
(8) Includes payment of $2,118 for accrued vacation earned but not taken; an IRA contribution of $2,000; and tax reimbursement of $10,722.
(9) Consists of consulting fees. Mr. Branson resigned as an officer and as a Director of the Company effective December 1, 1996. See "Employment Agreements" below.
(10) Consists of an automobile benefit of $2,550.
(11) Includes an IRA contribution of $2,000; automobile benefit of $3,487; and tax reimbursement of $45,987.
(12) Includes payment of $4,706 for accrued vacation earned but not taken; an IRA contribution of $2,000; automobile benefit of $6,000; and tax reimbursement of $9,777.
(13) Includes an IRA contribution of $2,000; automobile benefit of $1,270; and tax reimbursement of $2,347.
(14) Includes 20,000 options granted in June 1995 and repriced in October
     1996.
(15) Includes an IRA contribution of $2,000; an automobile benefit of $1,270; and a tax reimbursement of $1,931.
(16) Includes an IRA contribution of $2,000; and a tax reimbursement of $263.
(17) Includes an IRA contribution of $2,000; an automobile benefit of $1,270; and a tax reimbursement of $10,881.
(18) Includes an IRA contribution of $2,000; an automobile benefit of $1,270; and a tax reimbursement of $1,932.
(19) Includes an IRA contribution of $2,000; and tax reimbursement of $565; and closing costs on home of $21,534.
(20) Includes 15,000 options granted in October 1995 and repriced in October 1996.


                   Option/SAR Grants in Last Fiscal Year

     The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to each of the named Executive Officers:


                             Individual Grants

                    Number of         Percent of
                    Securities      Total Options/  Exercise
                    Underlying     SARS Granted to  or Base
                   Options/SARs      Employees in    Price   Expiration
Name                Granted(#)       Fiscal Year     ($/Sh)     Date

Joseph H. Kiser     100,000(1)             32%      $8.7736    1-23-07
David G. Sherman    100,000(2)             32%      $8.7736    1-23-07
Alwin E. Branson      -0-                  N/A      N/A        N/A
Daniel J. Wilmot    25,000(1)               8%      $8.7736    1-23-07
Derek L. Bailey     35,000(1)              11%      $8.7736    1-23-07

(1)  Of this grant, all were nonqualified stock options.
(2) Of this grant, 90,805 were nonqualified stock options and 9,195 were incentive stock options.


          Aggregated Option/SAR Exercises in Last Fiscal Year and
                     Fiscal Year End Option/SAR Values

     The following table sets forth information concerning each exercise of stock options during the last fiscal year by each of the named
Executive Officers and the fiscal year end value of unexercised options:



Number of
                                           Securities        Value of
                                           Underlying      Unexercised
               Shares                     Unexercised      In-the-Money
              Acquired                    Options/SARs     Options/SARs
                 on           Value        at Fiscal        at Fiscal
            Exercise(#)      Realized     Year-End(#)     Year-End($)(1)

                                          Exercisable/     Exercisable/
                                         Unexercisable    Unexercisable

J.H. Kiser      -0-             $0      243,750/6,250     $71,875/$3,125
D.G. Sherman    -0-             $0      313,750/21,250   $265,425/$63,475
A.E. Branson  146,250        $244,938   15,000/15,000    $60,350/$60,350
D.J. Wilmot    18,000        $158,220   30,000/65,750    $117,680/$73,225
D.L.Bailey      -0-             $0      11,000/64,000     $5,500/$14,500

----------------------

(1) Based on the fair market value of the Common Stock on December 31, 1997 of $8.75, being the closing price as quoted on the Nasdaq National Market.


DIRECTORS' COMPENSATION

     The Company currently has an arrangement whereby each outside Director receives $500 per day for attendance in person (including lengthy meetings held by telephonic conference) at any meeting of the Board of Directors or a committee thereof. Outside Directors are reimbursed for their expenses in attending meetings of the Board of Directors and its committees.

     In addition, pursuant to the Company's Tandem Stock Option and Stock Appreciation Rights Plan, members of the Compensation Committee receive, on the date of each meeting of the Board of Directors or a committee thereof attended in person by such Director, a grant of ten-year, fully vested options to purchase 500 shares of Common Stock.

     Members of the Compensation Committee receive a grant of 50 shares each of Common Stock per month from the Company's Stock Grant Plan.

EMPLOYMENT AGREEMENTS

     In 1992, the Company entered into employment agreements with Joseph
H. Kiser and David G. Sherman (the "Senior Officers") and with Alwin E. Branson for an initial term of four years commencing November 12, 1992.
On each June 1 beginning in 1994, the agreements provided that they were automatically extended for an additional year unless the Company or the Senior Officer gave notice of non-extension more than ninety days before May 31 of such year. Because no such notice were given in 1997 for Messrs. Kiser and Sherman, their agreements were to expire in 1999. Mr. Branson's agreement was terminated by mutual agreement on December 1, 1996.
Pursuant to the agreements, the minimum base salaries for Messrs. Kiser and Sherman were $221,223 and $133,326, respectively. The two remaining agreements also provided for quarterly and/or year-end bonuses which were to be set each year by the Board of Directors on the basis of merit and the Company's financial success and progress. The employment agreements were entered into by the Company to provide sufficient compensation to satisfy certain personal obligations which the Senior Officers and Mr. Branson assumed in connection with the January 31, 1992 Settlement Agreement with a former officer of the Company, to provide a basis for calculation of subsequent voluntary deferrals of their base compensation, and to reward their personal guarantees of a portion of the Company's bank debt (which has since been repaid).

     The agreements further provided for severance pay equal to twice the then annual base salary in the event of involuntary termination of employment by the Company or one-third of annual base salary in the case of a truly voluntary resignation by the officer. In the case of an involuntary termination after a change of control of the Company, the severance pay was payable immediately. If the involuntary termination did not occur after a change of control, severance pay was payable over a two-year period. In the case of a voluntary termination, severance pay was payable over a four-month period. In the case of involuntary termination which occurred after a change of control of the Company, the Senior Officers had the right to require the Company to repurchase their shares of the Company's Common Stock to the extent necessary to enable the Senior Officers to repay certain personal financial obligations they had undertaken on behalf of the Company.

     In the event of a Senior Officer's death while the agreement was still in force, the Company was obligated to pay to the Senior Officer's estate an amount equal to the then annual base salary for the greater of one year or the remaining term of the agreement. The amount otherwise payable upon the Senior Officer's death was to be reduced by the amount of proceeds paid to the estate from life insurance policies purchased by the Company for such purpose. In the event the Senior Officer became disabled during the term of his employment, the Senior Officer would continue to receive his annual base salary for up to six consecutive months, at which point the Company has the option to terminate the agreement. Upon such termination, the Senior Officer would receive disability benefits under the Company's standard employee disability insurance policy as well as the supplemental disability benefits, if any, obtained by the Company for the Senior Officers.

     The Senior Officers had agreed that, for a period of one year after termination or expiration of their respective employment agreements or the period covered by any severance allowance, whichever was greater, they would not, directly or indirectly, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which competes with the Company.
The Senior Officers had also consented to the Company's purchase of key man life insurance on each of their lives, naming the Company as beneficiary.

     On December 1, 1996, Mr. Branson resigned as an Executive Officer and Director of the Company. In lieu of the severance pay to which he was entitled under his employment agreement, Mr. Branson agreed to enter into a three year consulting agreement whereby he would be paid his full salary for the first four months following his resignation, half salary for the next eight months and $1 per year for the next two years. In addition, Mr. Branson's previously granted stock options would remain exercisable during the term of the consulting agreement. On each December 1 beginning December 1, 1999, the consulting agreement provides that it is automatically extended for an additional year unless the Company or Mr. Branson gives notice of non-extension at least thirty days before December 1 of such year. Mr. Branson also retained use of a Company car and is entitled to purchase health insurance through the Company at the same cost charged to other employees as long as the consulting agreement is in force.

     In April of 1998, the Company executed new employment agreements with Joseph H. Kiser and David G. Sherman for an initial term of four years commencing June 1, 1997. On each June 1 beginning in 1998, the agreements provide that they are automatically extended for an additional year unless the Company or the Senior Officer gives notice of non-extension more than sixty (60) days before May 31 of such year. Because no such notice was given in 1998 for Messrs. Kiser and Sherman, their agreements currently expire in 2002. Pursuant to the agreements, the minimum base salaries for Messrs. Kiser and Sherman are $295,000 and $195,000, respectively. The agreements also provide for quarterly and/or year-end bonuses payable in cash or shares of the Company's stock which are to be set each year by the Company's Compensation Committee on the basis of merit and the Company's financial success and progress in the prior fiscal year. In addition, each of the agreements provide for a bonus of 25,000 shares of the Company's stock, 50% of which, or 12,500 shares, was granted upon execution of the agreement as a signing bonus, and the remaining 50%, or 12,500 shares, will vest 25% on each of March 31, 1999 and March 31, 2000 if the Senior Officer achieves certain performance goals established by the Company's Compensation Committee. The Committee determined that immediate vesting of the first 12,500 shares as a signing bonus was reasonable and appropriate under the circumstances in light of the record financial performance of the Company in fiscal 1996 and 1997 but elected to defer any vesting of the remaining 12,500 shares subject to future performance of the Company and the Senior Officers. The agreements provide that all income and other taxes attributable to the stock bonuses, including the taxes on such taxes, will be paid by the Company upon vesting. All unvested stock bonuses and options and stock appreciation rights previously granted to the Senior Officers will fully vest in the event of a change of control or an involuntary termination.

     The agreements further provide for severance pay equal to the greater of the Senior Officer's annual base salary multiplied by the remaining term of the agreement or 2.99 times the Senior Officer's average annual compensation over the last five years in the event of involuntary termination of employment by the Company. In the case of a voluntary retirement from employment or mandatory retirement from employment pursuant to a retirement plan to which the Senior Officer was subject prior to a change in control, he would be entitled to one-half of his annual base salary as severance pay. In the case of an involuntary termination after a change of control of the Company, the severance pay is payable immediately. If an involuntary termination does not occur after a change of control, severance pay is payable over a three-year period. In the case of a voluntary termination, severance pay is payable over a six-month period, provided, however, that if the Senior Officer provides consulting services to the Company pursuant to the agreement, the severance amount will be based upon his annual base salary at the time of termination of employment but will not be payable to him until after termination of the consulting services. In the event of voluntary termination or retirement, the Company agrees to engage the Senior Officer as a consultant to the Company for a period of up to five years for which he will be paid a fee equal to 50% of his annual base salary on the date of termination of employment. For each year or part thereof that the Senior Officer provides consulting services to the Company, he will receive a retirement benefit of 25% of his annual base salary at the time of his voluntary termination or retirement for the same amount of time, which retirement benefit will be paid to the Senior Officer in accordance with the Company's existing payroll policies over a period of time equal to the number of years or parts thereof that he provides consulting services. In the case of involuntary termination which occurs after a change of control of the Company, the Senior Officers have the right to require the Company to repurchase their shares of the Company's Common Stock to the extent necessary to enable the Senior Officers to repay certain financial obligations to a former officer of the Company which they have undertaken on behalf of the Company.

     In the event of a Senior Officer's death while the agreement is still in force, the Company is obligated to pay to the Senior Officer's estate an amount equal to the then annual base salary for the greater of one year or the remaining term of the agreement. The amount otherwise payable upon a Senior Officer's death will be reduced by the amount of proceeds paid to his estate from life insurance policies purchased by the Company for such purpose. In addition, the Company will utilize a portion of the proceeds of the key man life insurance owned by the Company to purchase the shares of the Company's stock beneficially owned by a Senior Officer or his spouse at the time of death and all shares obtainable through the exercise of stock options owned by a Senior Officer (up to a maximum of 750,000 shares) at fair market value at the time of his death. In the event a Senior Officer becomes disabled during the term of his employment, the Senior Officer will continue to receive his annual base salary for up to six consecutive months, at which point the Company has the option to terminate the agreement. Upon such termination, a Senior Officer will receive disability benefits under the Company's standard employee disability insurance policy as well as the supplemental disability policy obtained by the Company for him.

     The Senior Officers have agreed that, for a period of one year after termination or expiration of their respective employment agreements or the period covered by any severance amount, consulting arrangement or retirement benefit, whichever is greater, they will not, directly or indirectly, own, manage, operate, control, provide services to, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which is similar to the type of business conducted by the Company and which conducts such business or sells its products within and to the same market as the Company's market at the time of the termination or expiration of the agreement. The Senior Officers have also consented to the Company's purchase of key man life insurance on each of their lives, naming the Company as beneficiary. There are no arrangements, agreements or understandings for the Company to provide the Senior Officers with any rights or benefits upon termination other than those described above.

     In 1997, the Company entered into employment agreements with Daniel
J. Wilmot, Derek L. Bailey and Jon L. Clark (the "Officers") for a term of three years commencing January 1, 1997. Pursuant to the agreements, the minimum base salaries for the Officers range from $75,000 to $90,000. The agreements also provide for year-end bonuses as determined at the beginning of each fiscal year of the Company by the Board of Directors based on the basis of merit and the Company's financial success and progress. The agreements provide for severance pay equal to the then annual base salary for periods ranging from six months to one year in the event of involuntary termination. In the case of involuntary termination, after a change of control, the severance is payable immediately upon termination. If involuntary termination does not occur after a change of control, the severance is payable on regular bi-weekly payroll dates for the applicable period.

     In the event of the death of an Officer, the Company is obligated to pay to the Officer's estate an amount equal to the then annual base salary for one year. The amount otherwise payable upon their death would be reduced by the amount of proceeds paid to the estate from life insurance policies purchased by the Company for such purpose. In the event that the Officer becomes disabled during the term of his employment, the Company may, at its option, terminate such person's employment and such person would thereafter be eligible to receive disability under the Company's standard employee disability insurance policy like any other employee.

     The Officers have agreed that, for a period of one year after termination of employment, they will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which is similar to the type of business conducted by the Company and which conducts such business or sells its products within and to the same market as the Company's market at the time of the termination or the expiration of the agreement. The Officers have also consented to the Company's purchase of key man life insurance on each of their lives, naming the Company as beneficiary.

                  TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In the past, the Company has entered into various transactions with its officers and major shareholders. Transactions with such individuals which subject the Company to continuing obligations are described below.

     Certain of the Company's facilities are leased under long-term operating leases from the Company's Chairman of the Board, Joseph H. Kiser, and a partnership in which he is a partner. Minimum future annual lease payments over the next five years are as follows:


    1998      $ 93,657
    1999        48,000
    2000        40,000
    2001             0
    2001 0
               -------

              $181,657
              ========

     Rent expense on these leases was $118,953 for 1997 and $105,513 for 1996. The Company believes that these amounts paid to Mr. Kiser or the partnership are no greater than would be paid in an arms-length transaction and that the terms of the leases are substantially similar to leases of similar term on commercial properties in the same area.

     On January 31, 1992, the Company entered into an agreement with an individual, Carolyn Kiser, who, prior to June 1991, was an officer, director, shareholder and employee of the Company and, prior to 1990, the wife of Joseph H. Kiser. She was terminated as an officer, director and employee of the Company as of June 19, 1991 and made a variety of claims against the Company and Messrs. Branson, Sherman and Kiser (the "Executive Officers"). Prior to her termination, Ms. Kiser had entered into a number of agreements with the Company, including, but not limited to, an employment agreement and a stock repurchase agreement which provided for substantial benefits upon her termination. The settlement agreement provided for a severance package consisting of cash payments, health and disability insurance premiums, and a consulting agreement from the Company, the sale of Ms. Kiser's stock in the Company to the Company and the Executive Officers, the release of claims made by Ms. Kiser against the Company and the Executive Officers, and a covenant not to compete against the Company. The total cost of the settlement agreement to the Company at the time of settlement (exclusive of the stock redemption) was approximately $1.1 million. On March 23, 1993, the settlement agreement was amended to modify the terms of certain promissory notes and the consulting agreement. Ms. Kiser will receive payments totalling $15,868 from the Company pursuant to the settlement agreement between December 31, 1997 and June 30, 1998. A portion of those payments is paid in the form of rental payments on residential properties owned by Ms. Kiser in Colorado and Mexico. The rental payments totalled $25,290 for 1997 and 1996, and the remaining rental payments will total $8,595 in fiscal 1998. The Colorado lease expired on March 31, 1998 and the lease on the property in Mexico will expire June 30, 1998. The Company does not use the properties and does not intend to use them in the future.

     Prior to the settlement agreement, Ms. Kiser owned 432,145 shares of the Company's outstanding Common Stock. The Company agreed to redeem 168,000 of those shares, and the Executive Officers agreed to individually purchase the remaining shares. The stock owned by Ms. Kiser was purchased at its then appraised value of $1.60 per share. The Executive Officers issued promissory notes payable to Ms. Kiser as consideration for their purchase of the stock, and the Company agreed to guarantee payment of those notes. The Company's guarantee was given to Ms. Kiser in partial consideration for the release of her claims against the Company. Ms. Kiser received a collateral interest in a portion of the shares purchased by the Senior Officers as security for the payment of the notes. On January 28, 1997, Mr. Branson repaid his promissory note to Ms. Kiser and the shares which secured his note were returned to him. On March 12, 1998, the promissory notes payable to Ms. Kiser from Messrs. Sherman and Kiser were extended until March 1, 2003, and all of the shares which secured their notes were returned to them by Ms. Kiser.

     The Company distributed a real estate investment it owned and issued a $160,800 promissory note payable to Ms. Kiser in redemption of her 168,000 shares. Prior to the redemption, the real estate had a book value to the Company of $171,842. Of this amount, $108,000 (the $268,800 value of the redeemed shares in excess of the $160,800 note payable) was allocated as a cost of the redemption. The remaining $63,842 book value was included with other costs, described below, capitalized as the cost of the covenant not to compete. This promissory note was repaid in April 1994.

     The Company capitalized a total of $572,067 as the cost of the covenant not to compete which expired in October 1996.

     Lastly, the agreement provided that Ms. Kiser would perform consulting services for the Company through October 1996. Total estimated cost to the Company, including the lease by the Company of certain properties owned by Ms. Kiser and other benefits, will approximate $15,868 through the remaining life of the agreement, June 30, 1998.

     All ongoing and future transactions between the Company and its affiliates will be no less favorable to the Company than from unaffiliated third parties and will be approved by a majority of the Company's disinterested directors.

     On February 23, 1996, the Company's Board of Directors approved the adoption of a shareholders rights plan (the "Rights Plan") which became effective March 15, 1996. Under the Rights Plan, if any person or group acquires ownership of 25% or more of the Company's Common Stock or announces a tender offer for 25% or more of the Common Stock, each right will entitle the Company's shareholders, except the acquiror, to buy shares of Common Stock at a 50% discount to current market price (the "flip-in"). In addition, after a person has acquired 25% or more of the Company's Common Stock, if the acquiring person merges with the Company or buys 50% or more of its assets or earning power, each right, except those held by the acquiror, would entitle the holder to purchase stock of the surviving company at 50% of current market value (the "flip-over"). Prior to a 25% acquisition, the rights are redeemable for one-tenth of one cent per right at the option of the Board of Directors. The rights will expire on March 15, 2006.

     The Rights Plan is not intended to prevent a takeover and will not do so. The Board may redeem the rights generated by the Rights Plan if a tender offer or other acquisition proposal is made which the Board, considering its fiduciary responsibilities to all the Company's shareholders, determines to be fair. Thus, a potential acquiror is encouraged to negotiate its offer with the Board. Measures such as the Rights Plan are expressly authorized by the Colorado Business Corporation Act, Colo. Rev. Stat. Section 7-106-205 (1994).

     Should the flip-in or flip-over provisions of the Rights Plan be triggered (as described above), currently authorized but unissued shares of the Company's Common Stock, other than those reserved for another purpose, could be purchased by shareholders through exercise of their rights. The number of such shares would be determined by the market value of the shares at the time the flip-in or flip-over occurs.

     Issuance of the rights did not have any dilutive effect on existing shareholders, was not taxable to the Company or the Shareholders and did not change in any way the way in which shareholders presently trade the Company's shares. As explained in detail above, the rights will only be exercisable if and when the situation arises which they were created to address. They will then operate to protect shareholders against being deprived of their fair share of the full measure of the Company's long-term potential.

 * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

               APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The independent public accounting firm of Haugen, Springer & Co. ("Haugen") audited the financial statements of the Company for the period ended December 31, 1997. Although ratification of the appointment of Haugen for the fiscal year ending December 31, 1998 is not required by Colorado law, the Company's Articles of Incorporation or Bylaws, the Board of Directors believes a decision of this nature should be made with the consideration of the Shareholders. Accordingly, the Shareholders are being asked to consider the ratification of the appointment of Haugen for the calendar year ending December 31, 1998. If a significant number of shares are voted against the appointment or if either the services or price offered by Haugen are not satisfactory to the Board of Directors, the Board of Directors will reconsider the selection of Haugen for the calendar year ending December 31, 1998. It is expected that a representative of Haugen will be present at the Meeting to respond to appropriate questions and be given the opportunity to make a statement if he so desires.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
      APPOINTMENT OF HAUGEN, SPRINGER & CO. AS THE INDEPENDENT PUBLIC
        ACCOUNTANTS FOR THE CALENDAR YEAR ENDING DECEMBER 31, 1998.

 * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                              OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid Proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

     Under Colorado law, unless otherwise provided in the Company's Articles of Incorporation: (i) for the election of directors, of the shares represented in person or by proxy at the meeting and entitled to vote, that number of candidates equalling the number of directors to be elected having the highest number of votes cast in favor of their election, are elected to the board of directors; and (ii) for the ratification of auditors, of the shares represented in person or by proxy at the meeting and entitled to vote, the votes cast favoring the ratification must exceed the votes opposing it. The Company's Articles of Incorporation do not require a greater or lesser vote for any of these matters. Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Only those votes cast for the election of directors and the ratification will be counted as votes in favor or affirmative votes.

                               ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. The audited financial statements of the Company are included in such Annual Report. Copies of the Form 10-KSB for the fiscal year ended December 31, 1997 are available from the Company upon written request of a Shareholder. In addition, copies of the exhibits thereto are available from the Company upon written request of a Shareholder and payment of the Company's out-of pocket expenses.


          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the common stock is listed for trading. Those persons are required by regulations promulgated under the Exchange Act to furnish the Company with copies of all reports filed pursuant to Section 16(a). Mr. Joseph H. Kiser, the Company's Chairman of the Board and Chief Scientific Officer, filed a Form 4 reporting his July 1997 sales of shares of the Company's stock two days after the August 11, 1997 deadline.

               DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
              FOR THE ANNUAL MEETING TO BE HELD IN JUNE 1999

      Any proposal from a Shareholder intended to be presented at the Company's annual meeting of Shareholders to be held in June 1999, must be received at the offices of the Company, 4895 Peoria Street, Denver, Colorado 80239 no later than January 4, 1999, in order to be included in the Company's proxy statement and proxy relating to that meeting.

Denver, Colorado                             JOSEPH H. KISER
May 4, 1998                                  CHAIRMAN OF THE BOARD
                                             AND SECRETARY

                                 APPENDIX

                                PROXY CARD


                           VARI-L COMPANY, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Joseph H. Kiser and David G. Sherman, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Vari-L Company, Inc. held of record by the undersigned on April 22, 1998, at the Annual Meeting of Shareholders to be held on June 19, 1998 or any adjournment thereof.

1.   ELECTION OF FIVE DIRECTORS.


[ ] FOR all nominees listed below (except as marked to the contrary)

[ ]       WITHHOLD AUTHORITY to vote for all the nominees listed below

     Joseph H. Kiser                 David G. Sherman
     Sarah L. Booher                 David A. Lisowski
     Anthony B. Petrelli

     (INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee's name above.)

2.   TO RATIFY THE APPOINTMENT OF HAUGEN, SPRINGER & CO. AS THE
     INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998.

          [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.


     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated: ----------------, 1998

                                   ------------------------------

                                   ------------------------------
                                   Signature(s) of Shareholder(s)

                                   Signature(s) should agree with the
                                   name(s) stenciled hereon.  Executors,
                                   administrators, trustees, guardians and
                                   attorneys should indicate when signing.
                                   Attorneys should submit powers of
                                   attorney.


     PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.